EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FOURTH QUARTER
AND FISCAL 2017 FINANCIAL RESULTS:
Executing World of Growth Strategy

February 27, 2018 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the fiscal 2017 fourth quarter and year ended December 30, 2017.

Fourth Quarter 2017 Overview

•	Net income of $105.7 million, or $0.63 per GAAP diluted share

•	Revenue of $952.5 million, up 7.5%

•	Adjusted EBITDA of $115.8 million

•	Strong global raw material volumes up 3.0%

•	Deflationary finished product pricing in Feed segment, Consistent performance in Food segment

•	Fuel segment reflects improved Q4 biofuel economics without blenders tax credit (BTC)

•	Continued deleverage of $43 million

Fiscal 2017 Overview

•	Net income of $128.5 million, or $0.77 per GAAP diluted share

•	U.S. Tax Cuts and Jobs Act and the European tax reform added $0.53 to EPS

•	No blenders tax credit in results, will be reported Q1 2018

•	Adjusted EBITDA of $438.9 million

•	Diamond Green Diesel (DGD) performance reflects $0.54 cents per gallon without BTC

•	Broadened global reach with multiple construction projects, expansions and bolt on acquisitions

•	Solid cash flow generation with full year debt paydown of $112.5 million

•	$61.8 million in working capital improvement

For the fourth quarter of 2017, the Company reported net sales of $952.5 million, as compared with net sales of $885.8 million for the fourth quarter of 2016. Net income attributable to Darling for the three months ended December 30, 2017 was $105.7 million, or $0.63 per diluted share, compared to a net income of $40.5 million, or $0.25 per diluted share, for the fourth quarter of 2016. The increase in net income for the fourth quarter 2017 is primarily attributable to the reversal of deferred tax liabilities due to the U.S. Tax Cuts and Jobs Act, benefits from European tax reform, along with improved raw material volumes and pricing across the segments. For comparison purposes, fourth quarter results do not reflect the blenders tax credit.

Net Income attributable to Darling for the fiscal year ended December 30, 2017 was $128.5 million, or $0.77 per diluted share, as compared to a net income of $102.3 million, or $0.62 per diluted share, for the fiscal year ended December 31, 2016. The increase in net income for 2017 is primarily attributable to the reversal of deferred tax liabilities due to the U.S. Tax Cuts and Jobs Act along with benefits from European tax reform. Strong volumes, consistent margins, and improvements in our specialty businesses aided the Feed segment, while the Food segment delivered a consistent performance lead by CTH, our natural casings business, with Rousselot achieving record sales volumes and stabilizing margins. In the Fuel segment, results reflect the absence of the blenders tax credit which was reinstated retroactively for 2017 during February 2018. First quarter 2018 results will reflect income of $12.6 million from the blenders tax credit.

News Release February 27, 2018 Page 2

Comments on the Fourth Quarter and Fiscal 2017 Year End

“We are pleased to report a strong finish to 2017, with improved fourth quarter results driven by streamlined operations across our global platform,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “We leveraged higher global raw material volumes with consistent margins by managing through deflationary finished product markets in the Feed Ingredients segment. Food Ingredients delivered strong operating performance across all product lines while managing through continued macroeconomic headwinds in South American markets. Sequentially, our North American and Canadian biodiesel facilities showed improved operational performance though earnings were negatively impacted due to the absence of the blenders tax credit. We are pleased to see the reinstatement of the blenders tax credit, applied retroactively for 2017. Diamond Green Diesel excelled operationally and delivered $86 million EBITDA (Darling’s half being $43 million), or $0.54 per gallon, excluding the blenders tax credit. The Diamond Green Diesel expansion project to increase production from 160 million gallons to 275 million gallons annually is progressing well, with the facility expected to go down in mid-May for final tie-ins before completion in late Q2 2018.

“During the year, our global capital growth plan included multiple new construction projects, expansions and bolt on acquisitions to maximize our world of growth strategy, and engineering of our product mix to meet the needs of changing global diets. Our strong balance sheet combined with improved working capital deployment enabled further deleveraging of $112.5 million, exceeding our stated goal of $100 million in 2017. We continue to execute well, diversify our global platform and deploy prudent growth capital investments to drive meaningful growth and profitability in the future.”

Operational Update by Segment

•
Feed Ingredients - Segment leveraged strong global raw material tonnage across geographies, with North America up by 4 percent and international up over 2 percent during the year. Managed through unstable finished product markets while margins remained consistent. Broadened manufacturing platform by expanding rendering and blood operations and by commencing construction on species specific operations. Wet pet food and specialty blending delivered improved, meaningful results.

•
Food Ingredients - Segment delivered improved performance across all product lines with consistent year-over-year EBITDA of $131.4 million. Rousselot gelatin business stabilized in China while margin pressures continued in South America augmented by ample hide supply and weakening currencies. Sonac edible fat earnings delivered in line, and CTH casings business produced continued solid earnings on increased supply and an improved margin environment.

•
Fuel Ingredients - Segment performance improved during the fourth quarter; however, the lack of the BTC negatively impacted year-over-year comparisons. North American biodiesel operations reversed third quarter losses with an improved economic environment in the fourth quarter. Rendac delivered consistent earnings on strong volumes. Ecoson bioenergy facility operated at reduced capacity while resolving current regulatory challenges.

•
Diamond Green Diesel Joint Venture (DGD) - Executed well and delivered solid earnings of $0.54 per gallon, excluding BTC. Including the retroactive BTC, the facility earned $247 million EBITDA on the sale of 160 million gallons. Strong cash reserve of $123.4 million coupled with the retroactive BTC of $160.4 million will provide adequate capital reserves to complete the current expansion. Construction on plant expansion is progressing as scheduled, which at full capacity increases annual production from 160 million gallons to 275 million gallons of renewable diesel. Total cost estimated at $190.0 million, with construction completion and commissioning expected late in Q2 2018.

News Release February 27, 2018 Page 3

Financial Update by Segment

Feed Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$562,206	$538,606	$2,239,492	$2,089,145
Selling, general and administrative expenses	46,422	42,135	180,866	169,648
Depreciation and amortization	49,239	48,735	184,172	178,845
Segment operating income	26,231	25,282	129,686	115,794
EBITDA	$75,470	$74,017	$313,858	$294,639
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended December 30, 2017 was $26.2 million, an increase of $0.9 million as compared to the three months ended December 31, 2016. Earnings for the Feed Ingredients segment were higher due to improved earnings in U.S. operations and a global increase in raw material volumes.

•
Feed Ingredients operating income for the fiscal year 2017 was $129.7 million, an increase of $13.9 million as compared to fiscal year 2016. Earnings in the Feed Ingredients segment were up from the prior year due to improved earnings in both the U.S. and European operations, overall increase in sales volumes, higher finished product prices for fats and certain finished protein products and an increase in raw material volumes.

Food Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales (1)	$313,478	$278,378	$1,156,976	$1,055,725
Selling, general and administrative expenses	27,502	26,604	104,982	96,170
Depreciation and amortization	19,719	18,297	75,010	70,120
Segment operating income	16,274	11,738	56,409	61,212
EBITDA	$35,993	$30,035	$131,419	$131,332
*EBITDA calculated by adding depreciation and amortization to segment operating income.
(1) Net sales were adjusted for Brazil VAT reclass.

•
Food Ingredients operating income was $16.3 million for the three months ended December 30, 2017, an increase of $4.6 million as compared to the three months ended December 31, 2016. The increase in operating income was primarily attributable to higher earnings in the natural casings business, improved earnings in the North America gelatin operations and slightly higher sales price for edible fats in Europe.

•
Food Ingredients operating income was $56.4 million for fiscal 2017, a decrease of $4.8 million as compared to fiscal 2016. The earnings in the gelatin business were down as compared to the prior year primarily due to lower earnings in the Company’s South American gelatin operations due to margin compression influenced by operating inefficiencies and macroeconomic factors in the first half of fiscal 2017. The casings business delivered improved performance due to overall high demand that slightly offset lower earnings in the gelatin business. Additionally, selling, general and administrative expense in the Food Ingredients segment increased approximately $8.8 million primarily due to a reduction of currency hedge gains in fiscal 2017 as compared to the same period in fiscal 2016.

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Fuel Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$76,865	$68,773	$265,783	$247,058
Selling, general and administrative expenses	4,735	1,909	10,467	6,895
Depreciation and amortization	8,547	7,532	31,019	28,531
Segment operating income	8,049	10,486	13,789	29,166
EBITDA	$16,596	$18,018	$44,808	$57,697
*EBITDA calculated by adding depreciation and amortization to segment operating income.
Results shown do not include the Diamond Green Diesel (DGD) 50% Joint Venture.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the three months ended December 30, 2017 was $8.0 million, a decrease of $2.5 million as compared to the three months ended December 31, 2016. The decrease in earnings is primarily a result of lower earnings within the disposal rendering business in Europe and the absence of the blenders tax credit in the U.S. which more than offset improved earnings within the Ecoson business.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for fiscal year 2017 was $13.8 million, a decrease of $15.4 million as compared to fiscal 2016. The decrease for 2017 is primarily a result of the absence of the blenders tax credit in the U.S. and curtailed operations at Ecoson to address current regulatory challenges.

News Release February 27, 2018 Page 5

Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 30, 2017 and December 31, 2016
(in thousands)

	December 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$106,774	$114,564
Restricted cash	142	293
Accounts receivable, net	391,847	388,397
Inventories	358,183	330,815
Prepaid expenses	38,326	29,984
Income taxes refundable	4,509	7,479
Other current assets	56,664	21,770
Total current assets	956,445	893,302

Property, plant and equipment, net	1,645,822	1,515,575
Intangible assets, less accumulated amortization of $383,836 at December 30, 2017 and $301,187 at December 31, 2016	676,500	711,927
Goodwill	1,301,093	1,225,893
Investment in unconsolidated subsidiaries	302,038	292,717
Other assets	62,284	43,613
Deferred income taxes	14,043	14,990
	$4,958,225	$4,698,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$16,143	$23,247
Accounts payable, principally trade	217,417	180,895
Income taxes payable	12,300	4,913
Accrued expenses	313,623	242,796
Total current liabilities	559,483	451,851

Long-term debt, net of current portion	1,698,050	1,727,696
Other non-current liabilities	106,287	96,114
Deferred income taxes	266,708	346,134
Total liabilities	2,630,528	2,621,795

Commitments and contingencies
Total Darling's stockholders' equity:	2,244,933	1,972,994
Noncontrolling interests	82,764	103,228
Total stockholders' equity	$2,327,697	$2,076,222
	$4,958,225	$4,698,017

News Release February 27, 2018 Page 6

Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended December 30, 2017 and December 31, 2016
(in thousands, except per share data)

	(Fourth Quarter Unaudited)
	Three Months Ended			Fiscal Year Ended
			$ Change			$ Change
	December 30,	December 31,	Favorable	December 30,	December 31,	Favorable
	2017	2016	(Unfavorable)	2017	2016	(Unfavorable)
Net sales	$952,549	$885,757	$66,792	$3,662,251	$3,391,928	$270,323
Costs and expenses:
Cost of sales and operating expenses	745,831	693,039	(52,792)	2,875,851	2,635,547	(240,304)
Selling, general and administrative expenses	90,898	79,870	(11,028)	347,487	314,005	(33,482)
Depreciation and amortization	80,794	77,468	(3,326)	302,100	289,908	(12,192)
Acquisition and integration costs	—	—	—	—	401	401
Total costs and expenses	917,523	850,377	(67,146)	3,525,438	3,239,861	(285,577)
Operating income	35,026	35,380	(354)	136,813	152,067	(15,254)
Other expense:
Interest expense	(22,269)	(22,439)	170	(88,926)	(94,187)	5,261
Foreign currency gain/(loss)	(2,468)	387	(2,855)	(6,898)	(1,854)	(5,044)
Other income/(expense), net	(190)	1,819	(2,009)	(5,293)	(3,866)	(1,427)
Total other expense	(24,927)	(20,233)	(4,694)	(101,117)	(99,907)	(1,210)
Equity in net income of unconsolidated subsidiaries	11,835	32,746	(20,911)	28,504	70,379	(41,875)
Income before income taxes	21,934	47,893	(25,959)	64,200	122,539	(58,339)
Income taxes expense/(benefit)	(85,010)	6,213	91,223	(69,154)	15,315	84,469
Net income	106,944	41,680	65,264	133,354	107,224	26,130
Net income attributable to noncontrolling interests	(1,215)	(1,139)	(76)	(4,886)	(4,911)	25
Net income attributable to Darling	$105,729	$40,541	$65,188	$128,468	$102,313	$26,155
Basic income per share:	$0.64	$0.25	$0.40	$0.78	$0.62	$0.16
Diluted income per share:	$0.63	$0.25	$0.38	$0.77	$0.62	$0.15

Number of diluted common shares:	166,997	165,372		166,730	165,212

News Release February 27, 2018 Page 7

Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Fiscal Years Ended December 30, 2017 and December 31, 2016
(in thousands)

	Fiscal Year Ended
	December 30,	December 31,
Cash flows from operating activities:	2017	2016
Net income	$133,354	$107,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	302,100	289,908
Deferred taxes	(98,805)	(11,532)
Loss/(gain) on sale of assets	(237)	1,744
Gain on insurance proceeds from insurance settlements	(1,427)	(356)
Increase/(decrease) in long-term pension liability	2,383	(430)
Stock-based compensation expense	17,598	10,330
Write-off deferred loan costs	766	528
Deferred loan cost amortization	8,736	11,171
Equity in net income of unconsolidated subsidiaries	(28,504)	(70,379)
Distribution of earnings from unconsolidated subsidiaries	26,761	26,317
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	3,482	(22,796)
Income taxes refundable/payable	9,360	2,839
Inventories and prepaid expenses	(15,022)	15,343
Accounts payable and accrued expenses	73,386	39,286
Other	(23,344)	(8,161)
Net cash provided by operating activities	410,587	391,036
Cash flows from investing activities:
Capital expenditures	(274,168)	(243,523)
Acquisitions, net of cash acquired	(12,144)	(8,511)
Investment of unconsolidated subsidiaries	(4,750)	—
Gross proceeds from disposal of property, plant and equipment and other assets	8,090	7,329
Proceeds from insurance settlement	6,054	1,537
Payments related to routes and other intangibles	(7,315)	(23)
Net cash used by investing activities	(284,053)	(243,191)
Cash flows from financing activities:
Proceeds from long-term debt	33,401	36,327
Payments on long-term debt	(149,623)	(204,428)
Borrowings from revolving credit facility	199,495	99,276
Payments on revolving credit facility	(204,935)	(104,028)
Net cash overdraft financing	(714)	1,071
Deferred loan costs	(6,717)	(3,879)
Issuance of common stock	22	188
Repurchase of common stock	—	(5,000)
Minimum withholding taxes paid on stock awards	(3,049)	(1,843)
Deductions of noncontrolling interest	(17,451)	—
Distributions to noncontrolling interests	(5,281)	(1,552)
Net cash used by financing activities	(154,852)	(183,868)
Effect of exchange rate changes on cash	20,528	(6,297)
Net increase/(decrease) in cash and cash equivalents	(7,790)	(42,320)
Cash and cash equivalents at beginning of year	114,564	156,884
Cash and cash equivalents at end of year	$106,774	$114,564
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$1,521	$(937)
Cash paid during the period for:
Interest, net of capitalized interest	$78,233	$82,094
Income taxes, net of refunds	$26,304	$23,220
Non-cash financing activities:
Debt issued for service contract assets	$9,459	$10
Contribution of assets to unconsolidated subsidiary	$—	$2,674

News Release February 27, 2018 Page 8

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
December 31, 2017 and December 31, 2016
(in thousands)

	December 31,	December 31,
	2017	2016

Assets:
Total current assets	$202,778	$268,734
Property, plant and equipment, net	435,328	354,871
Other assets	4,655	12,164
Total assets	$642,761	$635,769

Liabilities and members' equity:
Total current portion of long term debt	$17,023	$17,023
Total other current liabilities	40,704	23,200
Total long term debt	36,730	53,753
Total other long term liabilities	450	418
Total members' equity	547,853	541,375
Total liabilities and members' equity	$642,761	$635,769

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Fiscal Year Ended December 31, 2017 and December 31, 2016
(in thousands)

	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	December 31,	December 31,	Favorable	December 31,	December 31,	Favorable
	2017	2016	(Unfavorable)	2017	2016	(Unfavorable)
Revenues:
Operating revenues	$182,140	$182,020	$120	$633,908	$527,670	$106,238
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	151,769	108,579	(43,190)	547,512	353,222	(194,290)
Depreciation, amortization and accretion expense	6,088	7,451	1,363	28,955	27,821	(1,134)
Total costs and expenses	157,857	116,030	(41,827)	576,467	381,043	(195,424)
Operating income	24,283	65,990	(41,707)	57,441	146,627	(89,186)
Other income	384	352	32	1,343	551	792
Interest and debt expense, net	—	(1,206)	1,206	(2,306)	(7,354)	5,048
Net income	$24,667	$65,136	$(40,469)	$56,478	$139,824	$(83,346)

News Release February 27, 2018 Page 9

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
Three and twelve months ended December 30, 2017 and December 31, 2016

	Three Months Ended - Year over Year			Fiscal Year Ended
Adjusted EBITDA	December 30,		December 31,	December 30,		December 31,
(U.S. dollars in thousands)	2017		2016	2017		2016

Net income attributable to Darling	$105,729		$40,541	$128,468		$102,313
Depreciation and amortization	80,794		77,468	302,100		289,908
Interest expense	22,269		22,439	88,926		94,187
Income tax expense/(benefit)	(85,010)		6,213	(69,154)		15,315
Foreign currency loss/(gain)	2,468		(387)	6,898		1,854
Other expense/(income), net	190		(1,819)	5,293		3,866
Equity in net (income) of unconsolidated subsidiaries	(11,835)		(32,746)	(28,504)		(70,379)
Net income attributable to noncontrolling interests	1,215		1,139	4,886		4,911
Adjusted EBITDA	$115,820		$112,848	$438,913		$441,975
Acquisition and integration-related expenses	—		—	—		401
Pro forma Adjusted EBITDA (Non-GAAP)	$115,820		$112,848	$438,913		$442,376
Foreign currency exchange impact	(5,913)	(1)	—	(5,682)	(2)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$109,907		$112,848	$433,231		$442,376

DGD Joint Venture Adjusted EBITDA (Darling's share)	$15,185		$36,721	$43,198		$87,224

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended December 31, 2016 of €1.00:USD$1.08 and
CAD$1.00:USD$0.75 as compared to the average rate for the three months ended December 30, 2017 of €1.00:USD$1.18 and CAD$1.00:USD$0.79, respectively.
(2) The average rates assumption used in the calculation was the actual fiscal average rate for the twelve months ended December 31, 2016 of €1.00:USD$1.11 and
CAD$1.00:USD$0.76 as compared to the average rate for the twelve months ended December 30, 2017 of €1.00:USD$1.13 and CAD$1.00:USD$0.77, respectively.
About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, nutraceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients.  In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments and disposal services for waste solids from the wastewater treatment systems of industrial food processing plants. The Company sells its products domestically and internationally and operates

News Release February 27, 2018 Page 10

within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.
Darling Ingredients Inc. will host a conference call to discuss the Company’s fourth quarter and fiscal year end 2017 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Wednesday, February 28, 2018. To listen to the conference call, participants calling from within North America should dial 1-844-868-8847; international participants should dial 1-412-317-6593. Please refer to access code 10115918. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through March 7, 2018, by dialing 1-877-344-7529 (U.S. callers), 1-855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10115918. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at December 30, 2017. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with

News Release February 27, 2018 Page 11

animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300